UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:	November 1, 2005
Date of Earliest Event Reported:	October 26, 2005

BOISE CASCADE COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-122770	20-2807265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 West Jefferson Street Boise, Idaho		83728
(Address of principal executive offices)		(Zip Code)

(208) 384-6161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Receivables Securitization

On October 26, 2005, our wholly owned subsidiary, Boise Cascade, L.L.C. (“Boise Cascade”), and several of its subsidiaries, including Birch Creek Investments, L.L.C. (“Birch Creek”), entered into a Transfer and Administration Agreement (the “Agreement”) with Bank of America, National Association, Calyon New York Branch, and certain other investors named in such Agreement (“Investors”).  Under this program, Boise Cascade will sell its interest in a defined pool of accounts receivable generated by its domestic operations on a revolving basis to Birch Creek, a fully consolidated, wholly owned, special purpose subsidiary.  In turn, Birch Creek will sell the receivables to the Investors.  The available proceeds that Boise Cascade may receive pursuant to this program may not exceed $250 million, subject to limitations based on the quality of the receivables.  The program contains the same financial covenants as the company’s existing amended and restated credit facilities.  Boise Cascade entered into this program to obtain additional funding flexibility at rates that are favorable to its existing borrowing arrangements.  The cost of funds under this program will vary based on changes in interest rates.  We will report the transaction in our consolidated financial statements as a borrowing secured by a pledge of accounts receivable.  If no event occurs that would cause early termination, the Agreement will expire on October 26, 2008.

We used the net proceeds from the initial sale of receivables under this program to reduce our term loan borrowings under our amended and restated credit facilities.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Agreement, filed as Exhibit 10.1 to this Report on Form 8-K.  Exhibit 10.1 is incorporated by reference into this Item 1.01.

Item 9.01               Financial Statements and Exhibits.

(d)      Exhibits.

The following exhibit is filed as part of this Report on Form 8-K:

Exhibit Number	Description

Exhibit 10.1	Transfer and Administration Agreement (for securitization of receivables) dated October 26, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ Karen E. Gowland
Karen E. Gowland
Vice President, General Counsel and
Corporate Secretary
Date: November 1, 2005